Exhibit 99.2

NEWS RELEASE

FOR INFORMATION CONTACT:

Glimcher Realty Trust
180 East Broad Street
Columbus, Ohio  43215
www.glimcher.com

Mark E. Yale                                   Lisa A. Indest
Executive V.P., CFO                      Senior V.P., Finance and Accounting
(614) 887-5610                                 (614) 887-5844
myale@glimcher.com                    lindest@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, May 29, 2012

GLIMCHER ANNOUNCES ACQUISITION OF
ADDITIONAL RETAIL CENTER IN LEAWOOD, KANSAS

COLUMBUS, OH – May 29, 2012 – Glimcher Realty Trust (NYSE: GRT), one of the country’s premier retail REITs, today announced the completed acquisition of One Nineteen, an outdoor retail center located in Leawood, Kansas. One Nineteen is adjacent to the Company’s Town Center Plaza in Leawood and will add approximately 165,000 square feet of leasable retail space to the combined property.  Tenant sales at One Nineteen average more than $900 per square foot, and the center is currently 93% leased featuring upscale retailers such as Kansas City’s first and only Crate&Barrel and lululemon athletica, as well as an Apple Retail Store.

The Company purchased the center for approximately $67.5 million. The acquisition was funded with the proceeds from the secondary offering completed in the first quarter. However, the Company does anticipate placing long-term financing on the property over the next several months in order to take advantage of the currently low interest rate environment.

“We are pleased with the strategic acquisition of One Nineteen to complement Town Center Plaza. Together, these properties represent 600,000 square feet of retail space generating sales of over $550 per square feet.  They offer tremendous growth potential and will generate efficiencies in leasing and property management,” said Michael P. Glimcher, Chairman of the Board and CEO. “When considering the One Nineteen transaction, the Company has now been able to close on three acquisitions in the past six months, demonstrating our ability to find and execute off market deals that are in line with our strategy of focusing on quality real estate assets.”

One Nineteen was built in 2008 and is situated in the most dynamic and affluent area of Kansas City. Jointly, One Nineteen and Town Center Plaza serve a local population of approximately two million, more than 20 million annual visitors to Kansas City and more than 150,000 nearby daytime employees. Glimcher purchased Town Center Plaza in December 2011.

About Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of retail properties. Glimcher’s retail properties include open-air centers, enclosed regional malls and outlet properties. Glimcher owns interests in and manages 27 Properties with total gross leasable area totaling approximately 21.6 million square feet.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,” respectively.  Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.  Glimcher® is a registered trademark of Glimcher Realty Trust.